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                          MEDIZONE INTERNATIONAL, INC.
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                     MEDIZONE RESPONDS TO SHAREHOLDER DEMAND


January 31, 2002 Medizone International, Inc. (OTCBB: MZEI) responded to recent publicly circulated demands for the resignation of current management and proxy solicitation by "Advocates for Medizone" ("AFM"). The shareholder group, headed by Nat and Ross Bottomly and Jeff Pace of Salt Lake City recently sent a letter to Medizone shareholders demanding the removal of Ed Marshall as director and CEO and Jill Marshall as Chief Operating Officer and soliciting proxy support of the shareholders to back a new management team lead by the Bottomly brothers and Pace. In separate letters to management, AFM made a demand for the calling of a special meeting of shareholders to vote on replacing management. In addition, in a statement to Medizone shareholders, AFM listed its "concerns" about Medizone and management. The company announced today that it is investigating whether the actions of AFM are in violation of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission, such as Rule 14a-9 prohibiting materially false or misleading proxy statements. The company is also contemplating legal action pending the outcome of its investigation. According to the company, it appears that the letters to shareholders and the information on the AFM website contain materially false and misleading information and that the statements are made as part of a plan to solicit proxies in violation of the securities laws. In its letter to the company dated January 25, 2002, the group states that it "owns common stock with more than 15% of the voting power."


Some of the claims made by the AFM group are so disturbingly inaccurate that the company has issued the following detailed response. On its website, AFM has posted a document it refers to as a "proxy" containing a letter to shareholders. The company notes the following inaccuracies and misstatements contained in that document:


1. AFM stated: "Current management has stripped the shareholders of the Company of the fundamental right to call for a special shareholders meeting."


Response: The Company believes that this is not accurate. Nevada law permits the shareholders, by adoption of bylaws or provisions in a corporation's articles of incorporation to determine the circumstances under which special meetings of the shareholders may be called. [Nevada Revised Statutes 78.310 (2)] In 1998 at the annual meeting of shareholders, the shareholders adopted amended and restated bylaws of the company containing a provision that permits the directors of the company to call special meetings of the shareholders. This language is consistent with the basic provisions of the Nevada statute. The adoption of new bylaws was accomplished by the vote of the shareholders and was not a unilateral act of management. Furthermore, company management at the time of the adoption of the new bylaws included two executive officers and four directors no longer with the company. Only one member of the current management (Mr. Marshall) was also a director at the time the amended and restated bylaws were adopted by the shareholders. The other directors at the time were Milton Adair, Kenneth Gropper, Dr. William Hitt and Dr. Gerard Sunnen. The new bylaws would not have been adopted without the existence of a quorum and the approval of a majority of the shares represented at the meeting. The previous bylaws had permitted a special meeting to be called by the president of the company, as well as shareholders holding a minimum of 10% of the outstanding common stock of the company. Notwithstanding the fact that the company does not believe that the adoption of this amendment was in any way flawed, at the annual meeting of shareholders in 2002, the board of directors would consider support of a proposal that the shareholders approve an amendment to the bylaws to reinsert the right of holders of an aggregate of 10% or more of the outstanding common stock of the company to require the company to call a special meeting of shareholders.


2. AFM stated, "The Board of Directors of the Company ("the Board") has not scheduled, and the Company has not conducted, an annual shareholders meeting for the year 2001 as mandated in the bylaws. We believe that the Board's failure to schedule an annual shareholders meeting is a breach of the Board's fiduciary duty . . .."


Response: AFM omits to inform the shareholders that the failure of a corporation to hold an annual meeting to elect directors is not a violation of the law and does not jeopardize the legal standing of the corporation. Furthermore, Nevada law expressly provides that, "Failure to hold an election of directors on the regular day does not dissolve the corporation. If the directors shall not be elected on the day designated [in the bylaws or articles of incorporation] for the purpose, the corporation shall not for that reason be dissolved; but every

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director  shall  continue to hold his office and  discharge his duties until his successor has been elected." [Nevada Revised Statutes 78.340] The Company believes that its board of directors has not breached its fiduciary duty in this regard. The company is not aware of any provision in the bylaws or under Nevada law that states as much. The last meeting of the shareholders at which directors were elected was held on May 31, 2000. Due to cash flow difficulties the board did not call an annual meeting in 2001. Assuming financial circumstances permit, the board has determined that an annual meeting will be held at the end of June 2002, but a formal announcement of the meeting date and time will not be made until after the company has filed its annual report on Form 10-KSB for the year ended December 31, 2001, as the proxy materials must include year-end financial information for the most recently completed fiscal year. The company has no intention of bending to threats of proxy fights or lawsuits demanding that a meeting be held before it can be done in an orderly manner and at a time that
current   financial  and  other   information  can  be  made  available  to  the
shareholders as required by law.


3. AFM stated, "The Company has expended $1,588,500 in cash, 21,707,000 shares of stock and as of September 2001 10-Q [sic], reports owing over $2,000,000 in general and administrative cost with nothing to show for it."


Response: The Company believes that this statement is misleading and contains misstatements. It is misleading in that it does not define the time period during which the expenditures and costs were incurred. It is inaccurate in that it ignores or misrepresents the information contained in the company's filings with the Securities and Exchange Commission and apparently includes expenditures that were incurred by prior management, which was subsequently dismissed. Mr. Marshall became a director in mid-1997, after a substantial cash investment in the company. He became an executive officer of the company in April 1998. AFM's statements are in disagreement with information available in the company's reports filed with the SEC, including its most recent quarterly report on Form 10-QSB for the quarter ended September 30, 2001. The company points to the following facts:

     o During the first nine months of 2001, the company's operations used net cash of $280,275.

     o General and administrative expenses during the first nine months of 2001 totaled $455,929, down from $512,059 during the same period of the prior year. As reported in the company's annual reports on Form 10- KSB, total general and administrative ("SG&A") expenses were $524,929 in 1998, $198,308 in 1999, and $787,610 in 2000, an average of approximately $503,615 per year. These amounts include non-cash compensation paid to executive officers, directors, consultants and vendors in lieu of salaries, consulting fees, professional fees and other expenses owed during 1999 and 2000 and otherwise payable in cash. The company's management prior to 1998 spent $10,605,635 in SG&A from inception through 1997, or an average of approximately $964,000 per year.

     o Since inception (January 1986), the company has spent $2,687,686 on research and development. From January 1, 1998 through September 30, 2001, the company has spent approximately $368,000 on research and development. Since January 1, 1998, the company has obtained one new patent (External Application of Ozone/Oxygen for Pathogenic Conditions, granted March 14, 2000) and applied for one additional patent on its technology, (Method and Apparatus for Ozone Decontamination of Biological Liquids, recorded May 24, 2000).

     o Since 1997, even with cash flow difficulties while working to obtain additional funding, the company has announced significant achievements and progress, including new development and delivery of an ozone generator and interface units, unofficial human Hepatitis-C trials, new patent applications, commitments for high level additional outside directors and scientific staff once funding is received, and additional linkages for formal trials to FDA standards after funding is received.

     o As of September 30, 2001, the company had a working capital deficit (excess of total liabilities over total assets) of $1,317,521, not $2,000,000 as stated by AFM. The working capital deficit at September 30, 2001 compares to a working capital deficit at December 31, 1997, the fiscal year prior to management's taking office, of $945,859.

     o In 1998, when the current management team took office, there were approximately 136,888,000 shares of common stock issued and outstanding. As of September 30, 2001, there were approximately 155,338,000 shares issued and outstanding. The total for 1997 included 5,714,285 shares sold for cash of $400,000 to Sand Dollar (an entity controlled by Mr. Marshall), as well as 100,000 shares of common stock to Dr. Gerard Sunnen in consideration of his services as the company's

          Director of Science, 103,200 shares to an employee of its New Zealand subsidiary, 2,716,600 shares to officers, directors, employees and vendors [including Kenneth Gropper (500,000 shares), Arthur P. Bergeron (500,000 shares), George Handel (750,000 shares), several law firms that had previously provided legal services to the company (an aggregate of 666,666 shares), an employee (50,000 shares), and its public relations firm (250,000 shares)] all in lieu of cash as consideration of services rendered. Shares issued to Gropper, Handel and Bergeron were issued before the management change and Sand Dollar Solution investment in 1997.

     o Contrary to the statement of AFM that the company has "expended . . . 21,707,000 shares of stock" and has "nothing to show for it," the truth is that as reported in the company's SEC filings for 1998, 1999, 2000 and 2001, since current management's tenure began the company has issued a net of 10,986,105 shares of common stock for cash and other consideration (including reduction of debt and accounts payable) totaling approximately $1,473,000. The obligations paid in stock included, in part, fees of the company's patent counsel and other vendors in lieu of cash. Most of these obligations were incurred by prior management. The company's filings summarize these issuances as follows:

     o In 1998, the company sold 857,143 shares for $60,000 cash on exercise of warrants by Sand Dollar, and also issued a total of 4,265,000 shares to various individuals for services rendered (at various prices per share based on the market price of the stock at the date of settlement), and 1,832,377 shares in lieu of outstanding debt of $126,418. The company also canceled 630,000 shares for services that were never performed.

     o During 1999, the company issued 25,000 shares to an individual for services rendered valued at $1,750. In addition, the company issued 936,507 shares through the exercise of outstanding warrants at $0.07 per share for a total of $65,555.

     o During 2000, the company issued 3,142,857 shares through the exercise of outstanding warrants at $0.07 per share for a total of $220,000, issued stock for services (350,000 shares in lieu of cash of $61,250 and 300,000 shares in lieu of cash of $85,500), issued 2,235,000 shares in satisfaction of outstanding debt totaling $299,200; the company canceled 2,000,000 shares of common stock pursuant to the settlement agreement with Mr. Bergeron, the company's former C.F.O.

     o During the nine months ended September 30, 2001, the company sold 1,422,221 shares for cash of $254,981 (prices ranging from $0.15 to $0.19 per share).

4. AFM stated, "In the five years since Ed Marshall became CEO, not one initiative proposed or promise made in the "Sand Dollar Solution" proxy of five years ago authored by Mr. Marshall has been realized. Some of the most significant failures include * the failure to complete the Simian trials at Cornell University, * the failure to begin the Italian HIV and Hepetitis-B [sic] trials, * the failure to complete the Bovine Fetal Serum studies started by Lifetech because Medizone under Ed Marshall's leadership failed to provide funding needed for new equipment to complete the study.

Response: The Company believes that these statements are materially misleading and inaccurate. Mr. Marshall became CEO in April 1998, not five years ago. The Simian trials referred to were sponsored by the Canadian Department of Defense Blood Forces Program and were terminated prior to Mr. Marshall becoming a director. The Italian HIV and hepatitis-B studies were also suspended in 1993 before Mr. Marshall became involved with the company. Upon review of the situation, as disclosed in the company's annual report for the year ended December 31, 1999, the company's management (including its director of science and other board members at the time) determined that the financial resources of the company did not sustain a continued effort to revive the proposed studies, particularly in light of facts discovered following the removal of Mr. Latino. Among other things, the regulatory conditions under which the studies would be conducted were not as originally represented by Mr. Latino and others when the studies were first announced. As disclosed in that report:

However, after the termination of the Company's former President, the Company' s inquiry into the conduct of its operations during the former President's tenure, that disclosed that human clinical trials of the Company's ozone therapy on patients infected with either Acquired Immunodeficiency Syndrome (AIDS) or Hepatitis B (chronic active) has not been authorized by Naples or commenced at that institution. The Company also learned that the Italian Ministry of Health had not issued approvals for human clinical trials to commence at certain sites as previously disclosed. While the ethics committees at certain university hospitals have stated their approval for the Company to conduct Phase II trials, they would require the Company to have either completed a large animal study and Phase I human clinical trials or to have these requirements waived. The Company has never performed a large animal study or Phase I human clinical trials and does not possess the necessary data with respect to its ozone therapy to commence a Phase II study [under the Italian guidelines].


The company also discovered and has previously disclosed the difficulties of the Lifetechnologies (now known as Invitrogen) Bovine Fetal Serum study. The company has spent approximately $100,000 in an effort to resolve that problem so that the study could continue.


5. AFM stated, "Dr. Sunnen resigned just a few weeks ago with the encouragement of Ed Marshall."


Response: Dr. Sunnen resigned "for personal reasons" and by agreement with the company those reasons were not elaborated upon in the company's quarterly report. In his letter of resignation and in subsequent communication with the company, Dr. Sunnen has confirmed his willingness to continue to assist management and the company in any way he can to further patent development and research. In addition, the board of directors had expressed to Dr. Sunnen its willingness to continue to retain his services as science director, a non-executive officer position involved in product development, but not in regulatory matters or clinical trials. The company had also stated that it would reconsider his service as an executive officer as his personal situation changes. Dr. Sunnen then resigned. Dr. Hitt resigned from the board of directors in 2000 for reasons related to his health at the time and because he wanted to focus on his work at his clinic in Mexico. He has expressed continued support of management as recently as a few weeks ago.


Management continues to believe in the mission and future of the company. Although personal circumstances led the Marshalls to sell some of their holdings late in 2001 and early 2002, those sales were not a reflection of any lack of faith in the future of the company. The company has not had cash to pay salaries for nearly a year. The Marshalls sold stock to pay personal debts and living expenses that they were unable to pay because of the lack of cash compensation from the company. Additionally, the Marshalls have loaned the company approximately $4,000 during the last two months to pay for the company's business expenses, including the professional fees and other costs related to the filing of the company's most recent quarterly report. Had the report not been filed, the company would have been removed from the OTC Bulletin Board. Their sales were reported by filings made with the SEC.


The financial condition of the company has been disclosed in its public filings, in which the company has consistently disclosed the need for additional capital. Management has been criticized by AFM for failing to pursue other financing proposals and opportunities and for misrepresenting the terms and likelihood of completion of a commitment for financing from a private trust (Groundell). The company maintains it has not misrepresented the terms of the Groundell commitment. The company has no reason to believe that the continued commitment from the trust is not made in good faith. The Trustee continues to report progress in achieving liquidity for the trust, which will enable the trust to fulfil its commitment to fund Medizone


However, the company has not only pursued and continues to pursue other funding opportunities, it has in fact raised funds to sustain operations and to finance the prosecution of key patents since Mr. Marshall became CEO. Since 1997, the company has not rejected what it considered to be a legitimate financing commitment. Two funding sources discontinued discussions with the company due to AFM's recent actions. In addition, many of the funding proposals referred to by AFM and others were rejected by the company after due diligence indicated that the proposed funding sources were not viable or were unsuitable for the company. Other potential funding sources withdrew from discussions because of the nature of the company's technology, often characterized by the press as "alternative" medical science.


Previous disclosures by the company concerning the nature of the commitment from the Groundell trust were accurate when made and were based on information provided and approved by the trust. The company has relied upon those representations in good faith and remains of the view that the trust intends to perform on its commitment. However, the company has also stated that it has not relied and will not rely exclusively upon the expectation that the trust's funding will be consummated. Management has disclosed to AFM in some detail the funding efforts of the past two years, which included completing private stock placements to accredited investors for gross proceeds of approximately $250,000 and an additional purchase of approximately $220,000 by Sand Dollar Solution. Management also aggressively pursued and obtained restitution from Mr. Latino of approximately $416,000. Management continues to seek to obtain financing for the company and has invited the leaders of AFM to meet to discuss how they might collaborate to achieve their common objective of moving the company and its science forward. However, these invitations have not yet been accepted and no detailed proposal for financing the company has ever been brought to the company by the Bottomly brothers or Pace for consideration. The company renews its invitation to AFM to introduce funding sources to the company and to work with management to bring necessary financing to the company, even if the terms of that financing might include changes in management or board appointments.



This communication is solicited by the Company and its management. Additional information about the Company and its management may be found in the Company's filings with the Securities and Exchange Commission (the "SEC").

THE COMPANY INTENDS TO FILE A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN CONNECTION WITH ITS NEXT ANNUAL SHAREHOLDER MEETING. YOU SHOULD READ THE PROXY STATEMENT WHEN SUCH STATEMENT IS SENT TO YOU BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. UPON ITS COMPLETION, YOU WILL BE ABLE TO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FOR FREE FROM THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. THE COMPANY WILL MAIL A COPY OF THE PROXY STATEMENT TO ITS SHAREHOLDERS ONCE SUCH STATEMENT HAS BEEN FILED WITH THE SEC.